Exhibit 10.29

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

August 28, 2003

AGREEMENT

This agreement (the “Agreement”) set forth the principal terms of the collaboration (“Collaboration”) between Xcyte Therapies, Inc. (“Xcyte”) and Taiwan Cell Therapy Company (“TCTC”). This Agreement, including any attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

1. Collaboration. Based on the material terms and conditions set forth below, Xcyte shall grant to TCTC (a) an exclusive, royalty-bearing license to use the Xcellerate™ Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Cellular Immunotherapy Field in the Territory and (b) a non-exclusive, royalty-bearing license to use the Xcellerate™ Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Non-Cellular Immunotherapy Field worldwide. In addition, TCTC will raise a minimum of US$25 million (or binding commitments therefore) in an equity financing round (the “Financing”).

2. License Terms.

Field

The “Cellular Immunotherapy Field” shall be the activation, growth, modification or regulation of T cells for in vivo and ex vivo therapeutic purposes. The “Non-Cellular Immunotherapy Field” shall be in vivo, in vitro and ex vivo therapeutic purposes not included in the Cellular Immunotherapy Field, and shall include (by way of example and not by way of limitation) all non-T-cell technologies and stem cell technologies. The use of Xcellerate™ Technology in HIV gene therapy applications is specifically excluded from both the Cellular Immunotherapy Field and the Non-Cellular Immunotherapy Field.

License

Xcyte will grant to TCTC (a) an exclusive, royalty-bearing license, with the right to sublicense, to use the Xcellerate™ Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Cellular Immunotherapy Field in the Territory, and (b) a non-exclusive, royalty-bearing license with the right to sublicense, to use the Xcellerate™ Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Non-Cellular Immunotherapy Field worldwide. These licenses shall not permit TCTC to make, use, sell or export Licensed Products outside of the Territory other than as described in the “Diligence” section, except within the Non-Cellular Immunotherapy Field, nor allow any agent or other third party to make, use, sell or export Licensed Products outside of the Territory, other than described in the “Diligence” section, except within the Non-Cellular Immunotherapy Field. TCTC shall use its best efforts to prevent third parties from making, using, selling or exporting the Xcellerate™ Technology outside the Territory, except within the Non-Cellular Immunotherapy Field, and shall promptly notify Xcyte in the event that TCTC has reason to believe that a third party is making, using, selling or exporting the Xcellerate™ Technology outside of the Territory, except within the Non-Cellular Immunotherapy Field. In no event shall Xcyte be obligated to grant such licenses to TCTC if TCTC has not raised the requisite funds in the Financing (as defined above).

“Xcellerate™ Technology” as used herein includes Xcellerate Patent Rights, future improvements to the Xcellerate Patent Rights (other than TCTC Improvements as defined below) including patents and technology in-licensed by Xcyte and relevant ‘know-how’ associated with the Xcellerate™ Technology, the Xcellerate™ Process and the generation of Xcellerated T Cells™ which has been transferred to TCTC. Such “Know-How” will include, but is not limited to; the training of the TCTC team in methodologies required for the GMP manufacture, quality control (QC) testing and quality assurance (QA) of Licensed Products. Such methodologies include:

i) The activation and expansion of T cells using the bioreactor-based Xcellerate III process;

ii) The relevant assays for receiving QC, in-process QC and final product release testing;

iii) Relevant QA systems;

iv) Storage and handling of cryopreserved Xcellerated T-Cell Products; and

v) Shipping and receiving of PBMC leukapheresis products and final Xcellerated T Cell Products.

The training of the TCTC Team will include the correct use of the instruments and devices used for the manufacture and testing of Xcellerated T Cell Products. In addition, the training would be accompanied by the transfer of all relevant master production records, standard operating procedures and other pertinent controlled documents (in English).

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“Xcellerate Patent Rights” means the patents and patent applications listed on Exhibit B attached hereto and shall include all foreign counterparts claiming the benefit therefrom as well as any extension, continuation, continuation-in-part, divisional and re-issue applications thereof or issuing therefrom, to the extent Xcyte owns, licenses, or controls such rights.

Licensed Product(s) means products which: (1) in the absence of the license agreement would infringe at least one claim of Xcellerate Patent Rights in at least one of the countries in the Territory in which the product is made, used or sold (within the Cellular Immunotherapy Field), or one claim of Xcellerate Patent Rights in at least one country worldwide in which the product is made, used or sold (within the Non-Cellular Immunotherapy Field), or (2) use a process, equipment or device covered by a claim of Xcellerate Patent Rights in the country of use or (3) use the relevant “know-how” associated with the Xcellerate™ Technology or the generation of Xcellerated T Cells ™.

Territory

“Territory” specified as: Australia, New Zealand, Afghanistan, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China (including Hong Kong), India, Indonesia, North Korea, South Korea, Laos, Malaysia, Mongolia, Nepal, Pakistan, Philippines, Singapore, Sri Lanka, Taiwan, Thailand, and Vietnam, as these borders exist today. The Territory shall expand to include the countries that may subsequently encompass any or all of each of the countries listed above. Notwithstanding anything to the contrary, in no event shall any Licensed Products be exported or embargoed to otherwise restricted countries or end users, in accordance with U.S. export control regulations.

Diligence

Within 12 months of TCTC’s US FDA approval of a Licensed Product in the Cellular Immunotherapy Field, Xcyte or its partners must initiate local registration and approval in worldwide markets outside the Territory. Unless Xcyte has a good business reason to not do so or has otherwise not secured the requisite regulatory approval or pricing authorization despite commercially reasonable efforts to do so, within 24 months, Xcyte or its licensees must actively market and sell such Licensed Products in the Cellular Immunotherapy Field outside the Territory or TCTC will have the right to market such Licensed Products in any country for which Xcyte or its licensees fails to market approved Licensed Products.

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Financial Terms	Compensation to Xcyte will be paid for the following events:

(1) Within ten (10) days of the closing of the Financing – [*];

(2) Completion of technology transfer – [*];

(3) Xcyte holds pre-pivotal trial meeting with the U.S. FDA – [*];

(4) Enrollment of first patient in TCTC clinical trial – [*];

(5) Enrollment of first patient in Xcyte pivotal trial – US$[*].

“Completion of technology transfer” shall mean the training of TCTC personnel in Seattle, WA (where at least three consecutive pilot runs have been successfully performed by the TCTC team), and the transfer of documentation and associated controls to TCTC adequate to practice the Xcellerate™ Technology. Payments for this milestone will be based on expenses as they are incurred, pursuant to a scheduled budget provided to TCTC in advance. In no event shall any payment owed to Xcyte for the “Completion of technology transfer” be delayed because of TCTC’s failure to meet its obligations to complete such technology transfer or its failure to send qualified personnel for training (i.e. persons with training and/or education customary for similar positions in the U.S. biotechnology industry). Xcyte shall provide the names and contacts of suppliers for the materials used in the manufacture, sale and marketing regarding the Xcellerate™ Technology, and will arrange for the meeting of TCTC personnel and the contacts of such suppliers at TCTC’s request and generally take all reasonable steps to facilitate TCTC’s use of such suppliers.

“Xcyte holds pre-pivotal trial meeting with the U.S. FDA” shall mean that Xcyte holds a pre-pivotal trial meeting with the U.S. FDA and, either (i) within 30 days of such meeting, Xcyte does not receive a written notice stating that Xcyte cannot proceed with a pivotal trial, or (ii) the U.S. FDA notifies and requires Xcyte to cure certain outstanding issues prior to moving forth with a pivotal trial, and Xcyte actually cures such issues.

Structure

TCTC has been established under the laws of Taiwan as an independent corporate entity based in Taiwan. In consideration for the license grant described herein, TCTC will pay Xcyte within 5 days of the closing of the Financing a lump-sum up-front payment in an exact amount of U.S. dollars needed to purchase [*] of TCTC common stock as calculated after the completion of the Financing. Within one day of receiving the lump-sum up-front payment, Xcyte will use all of the lump-sum up-front payment to purchase such shares of stock from TCTC. TCTC will issue to Xcyte shares of TCTC common stock with rights and restrictions no less

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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favorable than those given to other TCTC founders. The Financing will include TCTC shares and attached warrants for purchase of additional shares within one-year and two-year periods at prices above the per share price paid in this offering. Xcyte will not be receiving any warrants in connection with this Financing. The [*] ownership will be calculated including all shares issued and outstanding at the closing of the Financing, but will not include the dilution resulting from the issuance of the shares underlying the warrants. In addition, at the time that the shares are issued, Xcyte must enter into a restricted stock agreement with TCTC which shall be identical to the restricted stock agreements between all other founders and TCTC. TCTC agrees that in no event shall the restrictions on Xcyte’s shares be worse than the most lenient restrictions on shares held by the other founders. [*] If and for so long as Xcyte does not have a representative on the TCTC board of directors, Xcyte shall have the right to attend the board of directors meetings as an observer and to receive at the same time, such information as is provided to other directors and notice and copies of all information furnished to directors in connection with all meetings of TCTC’s board of directors, (subject to reasonable confidentiality restrictions). TCTC shall assist Xcyte at Xcyte’s sole expense in finding a translator for the TCTC board meetings and for the information furnished to the directors in connection with all meetings of TCTC’s board of directors; however, TCTC assumes no further responsibility for the accuracy or timeliness of the translations of such meetings or materials. Xcyte shall have the right to receive quarterly written progress and financial reports in English. TCTC and Xcyte shall create a joint steering committee to coordinate manufacturing, quality systems, clinical development and marketing activities. The milestone payments are contingent on the payment of the lump-sum up-front payment from TCTC to Xcyte and Xcyte’s subsequent purchase of TCTC stock as set forth in this Section.

Royalty

TCTC will pay to Xcyte a [*]% royalty on annual Net Sales of all Licensed Products developed primarily by TCTC, which are commercialized by TCTC or its agents within the Cellular Immunotherapy Field in the Territory (and outside the Territory to the extent applicable pursuant to the “Diligence” section.).

TCTC will pay to Xcyte a [*]% royalty on annual Net Sales of all Licensed Products developed primarily by TCTC, which are

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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commercialized by TCTC or its agents within the Non-Cellular Immunotherapy Field worldwide, provided that if any such Licensed Products create royalty payment obligations for Xcyte to its sublicensors, TCTC agrees to compensate Xcyte in full for such royalty obligations in addition to the [*]% royalty.

A mutual royalty-bearing obligation (the “Mutual Royalty”) will be established between TCTC and Xcyte on Net Sales of Licensed Products in the Cellular Immunotherapy Field that are developed primarily by one party for specific clinical indications but sold by the other party in their territory for the same specific clinical indications as the first party’s products. Xcyte will pay to TCTC a [*]% Mutual Royalty on annual Net Sales of Licensed Products developed primarily by TCTC, and in compliance with Xcyte Quality Standards, for the same clinical indications that are commercialized by Xcyte or its agents worldwide. TCTC will pay to Xcyte a [*]% Mutual Royalty on annual Net Sales of all Licensed Products developed primarily by Xcyte that are commercialized by TCTC or its agents in the Territory for the same clinical indication that Xcyte is using for the Licensed Products. To the extent that, a party must perform additional clinical trials or research and development to sell the Licensed Products in their territory, then the Mutual Royalty owed on the Net Sales of such Licensed Product in the applicable territory shall be reduced by an appropriate proportional amount based on the amount of additional resources expended, and negotiated in good faith.

In the event that one or more products in the Cellular Immunotherapy Field that is directly competitive with and in the same indication as TCTC’s Licensed Product are sold in such a country in the Territory, the portion of the aforementioned royalties payable to Xcyte on Licensed Products within the Cellular Immunotherapy Field and not payable by Xcyte to its sublicensors will be reduced on a country by country basis by [*] the percentage that the total of such sales of such one or more competing products represent of TCTC’s sales of relevant product of that country, but in no event shall this reduction result in less than payment of [*] of the payment otherwise due to Xcyte. Xcyte shall have the right, in the first instance, to enforce its patent rights in the Territory, but in the event it fails or declines to do so, TCTC shall have certain rights to do so

The royalties payable to Xcyte assume that Xcyte is required to pay [*]% for various in-licensed technology. In countries where

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the sublicense rate is lower than [*]%, the royalty payable to Xcyte by TCTC will be reduced by the same amount as of the Effective Date of the Agreement. In addition, subsequent to the Effective Date of the Agreement, if Xcyte negotiates a lower royalty rate for any Xcyte in-licensed technology, the aforementioned royalty rates payable to Xcyte by TCTC will be reduced by [*] of the savings, provided that if the reduction of royalty rates is due to one or more lump-sum payments that are otherwise not a royalty percentage of the amount of sales on the Licensed Product(s) made by Xcyte to its sublicensor(s), TCTC’s royalty rates to Xcyte will only be reduced if TCTC (at TCTC’s sole option) pays Xcyte [*]% of such lump-sum payments.

Royalties payable to Xcyte from sublicensed Licensed Products will be the same as if TCTC had sold the Licensed Product directly without a sublicense.

Net Sales shall be defined as total gross sales invoiced less all usual and customary returns, commissions, shipping charges, duties, taxes, and allowances. The obligation to pay royalties is imposed only once with respect to the same Licensed Product.

All royalty payments will be made on a quarterly basis in US dollars based on published currency exchange rates. Sales records will be available for audit.

Sublicense

TCTC shall have the right to sublicense the Xcellerate™ Technology in the Cellular Immunotherapy Field in the Territory and in the Non-Cellular Immunotherapy Field worldwide with the prior written consent of Xcyte, which consent shall not be unreasonably withheld. TCTC will pay Xcyte a percentage of any sublicense initiation fee, milestone payments, equity investments or any other non-royalty payments owed to TCTC from sublicensees of Xcellerate™ Technology based on the timing of such sublicense payments as set forth below. Any such sublicenses shall obligate the sublicensee to comply with the provisions of this Agreement and maintain the quality and safety of Licensed Products based on the Xcellerate™ Technology.

Date Such Payment Received Payable by TCTC	% of Payment to Xcyte
Within 0-5 years of the Effective Date	[*]

Between 5 and 6 years of the Effective Date	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Between 6 and 7 years of the Effective Date [*]

Between 7 and 8 years of the Effective Date [*]

Between 8 and 9 years of the Effective Date [*]

Between 9 and 10 years of the Effective Date [*]

More than 10 years after the Effective Date [*]

Notwithstanding the above, TCTC shall not be obligated to pay to Xcyte any portion of any amounts received from any sublicensee objectively attributable to research and development activities (market value) or amounts received from a sublicensee reasonably allocated to consideration for TCTC equity, or the license or sublicense of any intellectual property other than the Xcellerate Patent Rights, or products other than the Licensed Products, or reimbursement for patent or other expenses. Any non-cash compensation received by TCTC shall be valued at Fair Market Value, and Xcyte’s share of the non-cash compensation may be paid to Xcyte either in cash or in the same form of non-cash compensation that TCTC received (at TCTC’s sole discretion).

Patent Rights

Xcyte shall own the entire right to improvements on the XcellerateTM Technology that are invented by Xcyte solely or jointly with TCTC. TCTC shall own the entire right to any improvements to the XcellerateTM Technology that are invented by TCTC without the co-inventorship of Xcyte (the “TCTC Improvements”), provided, however, that TCTC shall grant to Xcyte a fully-paid, royalty-free (except as stated below), perpetual, exclusive, worldwide license (excluding the Territory) to make, have made, use, import, sell, and offer for sale Licensed Products incorporating TCTC Improvements only in the Cellular Immunotherapy Field with the right to sublicense. To the extent that such TCTC Improvements relate to clinical indications for Licensed Products that are developed primarily by TCTC, such products bear a Mutual Royalty as set forth above. The parties will negotiate in good faith additional royalty and/or other consideration for any TCTC Improvements that substantially improve the efficacy or substantially lower the manufacturing cost of a Licensed Product whether or not that Product already requires a Mutual Royalty payment to TCTC or does not require such a payment in the absence of the TCTC Improvements. If the parties cannot otherwise mutually agree, the Technical Dispute Resolution

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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set forth below will be used to determine if the TCTC Improvements substantially improve the efficacy or substantially lower the manufacturing costs of the Licensed Product and the amount of additional royalties that should be paid to TCTC. The parties agree that minor improvements or optimizations will bear no additional royalty.

Technical Dispute Resolution

If the issue is scientific, regulatory or marketing (“technical”) in nature and cannot be resolved by the parties respective officers, the parties agree to submit such technical issue to an independent three-member board for resolution. The three-member board shall consist of one independent technical consultant in the scientific, regulatory or marketing field, as is appropriate to the nature of the issue, designated by each party. The two such designated technical consultants selecting a third independent consultant in the same field to comprise the three-member technical board. The decision of the three-member board shall be binding upon the parties.

Patent Maintenance

Xcyte shall control and TCTC shall bear or reimburse all future reasonable costs of preparation, prosecution, and maintenance in the Territory of the Xcellerate Patent Rights to be licensed to TCTC. For the period beginning on the Effective Date of this Agreement, Xcyte shall pay such costs and TCTC shall reimburse such costs within ten (10) days after invoice, provided that TCTC has approved such costs in advance in accordance with this Section. TCTC will not be obligated to bear or reimburse any such costs if the Financing does not close. TCTC shall be copied in a timely manner on all material written correspondence and memoranda describing material oral correspondence will be prepared and sent to TCTC related to the preparation, prosecution, and maintenance of the Xcellerate Patent Rights between Xcyte and Xcyte’s attorney. TCTC retains the right to advise Xcyte regarding patent preparation, prosecution, and maintenance in a reasonable amount of time before the submission of any such documents or payments. In particular, Xcyte will notify TCTC in writing at least 30 days before the filing of an original, divisional, continuation, CIP, reissue, or reexamination filing in the U.S., a foreign original patent application (such as in Taiwan or other non-PCT country), a PCT filing, or a PCT national stage filing and will include an estimate of the cost of such a filing. TCTC will indicate in writing whether or not they will reimburse such filing costs within 15 days of receiving the written notice from Xcyte. TCTC will otherwise have the right to decline prosecution of any patent or application licensed to TCTC and such patents or applications will be excluded from the license in the relevant country.

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However, if TCTC has reimbursed Xcyte for filing, prosecution or maintenance fees for a particular patent or application in Australia, China (including Hong Kong), Singapore, South Korea and Taiwan (hereafter the “Major Countries”) and continues to do so, or if TCTC has reimbursed Xcyte for filing, prosecution, or maintenance fees for all of the Major Countries in which Xcyte has filed (without abandonment) or legitimately proposes to file a particular patent, and continues to do so, then neither Xcyte nor its licensees or assigns will enforce the corresponding patent or application or otherwise seek relief against TCTC or its licensees, assigns, distributors, importers, exporters or customers for any past, present or future act of making, have made, selling, importing, exporting or using any Licensed Product in a country in the Territory other than the Major Countries (hereafter “Minor Countries”) subsequent to the time that TCTC declines to reimburse Xcyte for the preparation, prosecution or maintenance costs of a particular patent or application in that Minor Country. Furthermore, neither Xcyte nor its licensees or assigns will enforce such patent or application or otherwise seek relief against TCTC or its licensees, assigns, distributors, importers, exporters or customers for any past, present or future act of making, have made, selling, importing, exporting or using the Know-How in that Minor Country.

3. Confidentiality. Xcyte and TCTC will enter into a confidentiality agreement with respect to the transactions contemplated by this Agreement, as set forth on Exhibit A. Potential investors who receive only written materials pre-approved by Xcyte (or verbal information or other presentations that do not disclose Xcyte information not contained in such written materials) shall not be required to sign a confidentiality agreement. Except as authorized by Xcyte, TCTC agrees to keep the information it obtains strictly confidential to the extent provided in the confidentiality agreement. If negotiations are terminated by either party, the proposed terms of the Collaboration (except for those disclosed in this Agreement and made available to potential investors in TCTC, but only as authorized by Xcyte), all confidential information of Xcyte, including but not limited to clinical, manufacturing, technology and regulatory information, and all Collaboration-related discussions will be kept confidential and will not be disclosed to any person without the prior written consent of the other party, except as required by law or regulatory authority.

4. Effect and Enforceability of Agreement. This Agreement shall constitute a binding and legally enforceable agreement of the parties. The parties do not contemplate materially altering the terms, conditions, and wording of matters specifically addressed in this Agreement.

5. Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement by either party hereto and that the parties shall be entitled to equitable relief, including injunction and specific performance,

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as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of the enforceable provisions of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

6. Termination. The effective date of this Agreement shall be August 28, 2003. Royalties with respect to each Licensed Product in each country shall be payable for the period of time equal to the longer of (a) 15 years from the date of first commercial sale or (b) until the expiration of all covering patent claims in the XcellerateTM Technology in such country.

7. Termination of Prior Agreements; Integration. This Agreement constitutes the full and complete agreement of Xcyte and TCTC with respect to the subject matter contained in this Agreement, and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between Xcyte and TCTC relating to such subject matter except as expressly referred to herein.

8. Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, United States of America, without giving effect to principles of conflicts of law.

9. Indemnification. Each party shall indemnify and hold harmless the other from any claim for broker’s or finder’s fees, or other expenses arising from the transactions contemplated by this Agreement by any person claiming to have been engaged by the party. Each party shall indemnify, defend and hold harmless the other party and its trustees, officers, medical and professional staff, employees, investors and agents and their respective successors, heirs and assigns (“Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon any one or more of the Indemnities in connection with any claims, suits, actions, demands or judgments arising out of the failure to consummate the Collaboration or enter into agreements based on the terms of this Agreement including, but not limited to actions in the form of tort, warranty or strict liability, but excluding any claims, suits, actions, demands or judgments to the extent resulting from the gross negligence or willful misconduct of the other party. This section shall survive expiration or termination of this Agreement.

10. Full Disclosure. TCTC will conduct negotiations and solicitations for financing with its investors in accordance with the laws of Republic of China (Taiwan). To the extent that TCTC provides any written materials to potential investors (“Investor”) containing either Xcyte’s confidential information or information relating to this Collaboration, TCTC shall obtain Xcyte’s prior written consent before disclosure. TCTC hereby agrees that it will not present any information relating to Xcyte to the Investors, orally or otherwise, that materially differs from any written materials that Xcyte has approved.

11. Force Majeure. Neither party shall be liable for any failure or delay in performance under this Agreement to the extent that such failure and delay is due in whole or in part directly or indirectly to any cause of any nature beyond the reasonable control of such party; including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood, disease, epidemic, strike, lockout, activities of a combination or

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workmen or other labor difficulties, wars, insurrection, riot, terrorist acts, acts of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of local, federal or foreign government or other public authorities, or judgement or decree of a court of competent jurisdiction not arising out of breach by such party of this Agreement. In the event of the happening of such cause, the party so affected shall give prompt written notice to the other party, stating the period of time the same is expected to continue and take all reasonable measures to ensure that the effects of such case of force majeure are minimized to the extent possible.

12. Mutual Corporate Representations. Each of Xcyte and TCTC hereby represents, warrants and covenants to each other that as of the effective date of this Agreement (a) it has the full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement, (b) this Agreement constitutes a valid and binding obligation on TCTC and Xcyte, respectively, enforceable in accordance with the terms hereof, and (c) TCTC or Xcyte, as the case may be, is a corporation duly organized and validly existing and in good standing (as applicable) under the laws of its jurisdiction of incorporation.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers in duplicate originals.

XCYTE THERAPIES, INC.

By:	/S/ RONALD JAY BERENSON

Name:	Ronald Jay Berenson

Its:	President & CEO

Xcyte Therapies, Inc.

1124 Columbia Street

Suite 130

Seattle, Washington 98104

TAIWAN CELL THERAPY COMPANY

By:	/S/ EUGENE FAN

Name:	Eugene Fan

Its:	President & CEO

Taiwan Cell Therapy Company

12th Floor, 156 Min Sheng E. Road, Sec. 3,

Taipei, Taiwan

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Description of Collaboration

Appendix of the Agreement Dated August 28, 2003

The following sets forth a summary of the material terms upon which Xcyte Therapies, Inc. (“Xcyte”) would enter into a Second Agreement with Taiwan Cell Therapy Company (“TCTC”). This Appendix is attached to and incorporated as part of the Agreement between the parties. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the remaining sections of the Agreement.

Second Agreement; Due Diligence. As soon as practicable after execution of this Agreement, TCTC, its employees and agents shall be permitted to make a full and complete due diligence review of Xcyte’s business and affairs relating to the Collaboration. TCTC agrees to complete its due diligence and notify Xcyte in writing whether it intends to consummate the transactions contemplated by the Agreement by October 15, 2003. If TCTC notifies Xcyte that it intends to consummate the transactions contemplated by the Agreement, then the parties agree to negotiate in good faith and enter into a second agreement (“Second Agreement”) containing the material terms set forth in this Agreement and other appropriate terms, representations, warranties and covenants on or before November 15, 2003, and close on or before December 30, 2003. The terms of the Second Agreement will include the representation by TCTC that it had received investor commitments for the Financing (as defined in the Agreement) necessary to close the transaction. Execution of the Second Agreement is subject to the final approval of Xcyte’s Board of Directors and TCTC’s Board of Directors and Senior Management.

Break Up Fee.

a. After the parties execute this Agreement, if either Xcyte or TCTC chooses not to enter into the Second Agreement on or before November 15, 2003 (or extensions thereof mutually agreed upon by the parties in writing)and instead chooses to enter into another agreement relating to any countries of the Territory set forth in this Appendix with a third party from May 22, 2003 until February 22, 2004, then the party that so chooses shall pay the other party a cash payment equal to the following based on the date that the party gives such written notice to the other party:

May 22, 2003 to July 31, 2003	US$	[	*]
August 1, 2003 to October 15, 2003	US$	[	*]
October 16, 2003 to November 15, 2003	US$	[	*]

Neither Xcyte norTCTC will have this duty of this payment if (1) TCTCdetermines in good faith through its due diligence efforts that there are significant risks, defects or issues with the Xcellerate™ Technology or third party patents and applications affecting the Xcellerate™ Technology in the Territory and notifies Xcyte in writing as such on or before October 15, 2003, (2) TCTC is not able to obtain the applicable financing and notifies Xcyte in writing of suchon or before the Second Agreement is executed, provided that TCTC provides Xcyte with prompt notice of its inability to raise the requisite funds, (3) Xcyte is refused, without right to appeal, a

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Taiwan tax exemption regarding the upfront (set forth in “Structure” Section 0014), milestone (set forth in “Financial Terms”, Section 0016), and royalty payments (set forth in “Royalties”, Sections 0020- 0022) (specifically excluding the payments set forth in the “Sublicense” Section (0029)) and notifies TCTC in writing of such on or before November 15, 2003, or (4) Xcyte is unable to confirm the Investors’ commitment of at least US$25,000,000 through due diligence of TCTC’s list of investor commitments and Xcyte notifies TCTC in writing of such on or before November 15, 2003, or (5) the parties are unable to reach agreement on the Second Agreement by November 15, 2003 despite diligent good-faith effort on the part of the party to be charged. Upon the execution of the Second Agreement, this Section (a) shall be replaced in the Second Agreement by the Break-Up Fee described in the next Section (b).

b. In the event that, subsequent to the execution of the Second Agreement on or before November 15, 2003 (or extensions thereof mutually agreed upon by the parties in writing), until February 22, 2004, either party chooses not to close, or through its actions in bad faith causes the other party to be unable to close and in either case instead chooses to enter into another agreement in any countries of the Territory set forth in this Appendix with a third party, then the party that so chooses or acts in bad faith to prevent the other party from closing and in either case instead chooses to enter into another such agreement shall pay the other party a cash payment of [*] dollars. Neither Xcyte nor TCTC will be subject to this obligation of payment if TCTChas not received a total of twenty-five million U.S. ($25,000,000.00) dollars from its investors (including any binding commitments accepted by TCTC from a Taiwanese governmental agency or department or an institute or other entity that is directly or indirectly controlled by the Taiwanese government) on or before December 30, 2003 (unless such failure is solely due to a preemptive termination of the Second Agreement by Xcyte). The acceptance of one or more of the above-mentioned commitments from a Taiwanese governmental agency, department or other entity shall be at the sole discretion of TCTC. Furthermore, if Xcyte has been refused, without right to appeal, a Taiwan tax exemption regarding the upfront (set forth in “Structure” Section 0014), milestone (set forth in “Financial Terms”, Section 0016), and royalty payments (set forth in “Royalties”, Sections 0020- 0022) (specifically excluding the payments set forth in the “Sublicense” Section (0029)) from the date of the execution of the Second Agreement until on or before December 30, 2003, Xcyte may notify TCTC of this fact in writing and thus neither side will be subject to this obligation of payment. Also, if Xcyte has not received tax exempt status from the Taiwanese Government regarding the upfront (set forth in “Structure” Section 0014), milestone (set forth in “Financial Terms”, Section 0016), and royalty payments (set forth in “Royalties”, Sections 0020- 0022) (specifically excluding the payments set forth in the “Sublicense” Section (0029)) on or before December 30, 2003, then Xcyte may notify TCTC of this fact and neither party will be subject to the obligation of this payment.

c. Any dispute regarding the duty to pay a break-up fee shall be resolved by arbitration, as set forth in this Appendix. Each party acknowledges that it shall have full responsibility for applicable withholding taxes to the extent any break-up fees are paid to such party.

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Termination; Effectiveness. The effective date of this Agreement shall be August 28, 2003. In the event the parties fail to enter into a Second Agreement on or before November 15, 2003 (or such extensions of that date as mutually agreed), or in the event either party notifies the other party, in writing, that it wishes to terminate the Agreement (which may be subject to a break-up fee as applicable), the understandings contained in this Agreement shall terminate and be of no further force or effect as of such date, unless extended by mutual agreement of the parties. Except as otherwise provided in this section or the break-up fee section, neither party may terminate this Agreement except in the case of a material breach of this Agreement by the other party that is not cured (or cannot be cured) within 10 business days after written notice of such breach is given by the non-breaching party. Notwithstanding anything to the contrary in this section, Sections 3, 5, 8, 9 of the letter agreement and the break-up fee shall not terminate, but shall continue in force and effect forever.

License Terms and Conditions.

Purpose	(0001) License agreement between Xcyte Therapies and Taiwan Cell Therapy Company.

Field

(0002) The “Cellular Immunotherapy Field” shall be the activation, growth, modification or regulation of T cells for in vivo and ex vivo therapeutic purposes. The “Non-Cellular Immunotherapy Field” shall be in vivo, in vitro and ex vivo therapeutic purposes not included in the Cellular Immunotherapy Field, and shall include (by way of example and not by way of limitation) all non-T-cell technologies and stem cell technologies. The use of XcellerateTM Technology in HIV gene therapy applications is specifically excluded from both the Cellular Immunotherapy Field and the Non-Cellular Immunotherapy Field.

License

(0003) Xcyte will grant to TCTC (a) an exclusive, royalty-bearing license, with the right to sublicense, to use the XcellerateTM Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Cellular Immunotherapy Field in the Territory, and (b) a non-exclusive, royalty-bearing license with the right to sublicense, to use the XcellerateTM Technology to make, have made, use, import, sell, and offer for sale Licensed Products in the Non-Cellular Immunotherapy Field worldwide. These licenses shall not permit TCTC to make, use, sell or export Licensed Products outside of the Territory other than as described in the “Diligence” section of this Appendix, except within the Non-Cellular Immunotherapy Field, nor allow any agent or other third party to make, use, sell or export Licensed Products outside of the Territory, other than described in the “Diligence” section of this Appendix, except within the Non-Cellular Immunotherapy Field. TCTC shall use its best efforts to prevent third parties from making, using, selling or exporting the

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XcellerateTM Technology outside the Territory, except within the Non-Cellular Immunotherapy Field, and shall promptly notify Xcyte in the event that TCTC has reason to believe that a third party is making, using, selling or exporting the XcellerateTM Technology outside of the Territory, except within the Non-Cellular Immunotherapy Field. In no event shall Xcyte be obligated to grant such licenses to TCTC if TCTC has not raised the requisite funds in the Financing (as defined below).

(0004) “XcellerateTM Technology” as used herein includes Xcellerate Patent Rights, future improvements to the Xcellerate Patent Rights (other than TCTC Improvements as defined below) including patents and technology in-licensed by Xcyte and relevant ‘know-how’ associated with the Xcellerate™ Technology, the XcellerateTM Process and the generation of Xcellerated T CellsTM which has been transferred to TCTC. Such “Know-How” will include, but is not limited to; the training of the TCTC team in methodologies required for the GMP manufacture, quality control (QC) testing and quality assurance (QA) of Licensed Products. Such methodologies include:

[*]

The training of the TCTC Team will include the correct use of the instruments and devices used for the manufacture and testing of Xcellerated T Cell Products. In addition, the training would be accompanied by the transfer of all relevant master production records, standard operating procedures and other pertinent controlled documents (in English).

(0005) “Xcellerate Patent Rights” means the patents and patent applications listed on Exhibit B (to be completed in the Second Agreement) attached hereto and shall include all foreign counterparts claiming the benefit therefrom as well as any extension, continuation, continuation-in-part, divisional and re-issue applications thereof or issuing therefrom, to the extent Xcyte owns, licenses, or controls such rights.

(0006) Licensed Product(s) means products which: (1) in the absence of the license agreement would infringe at least one claim of Xcellerate Patent Rights in at least one of the countries in the Territory in which the product is made, used or sold (within the Cellular Immunotherapy Field), or one claim of Xcellerate Patent Rights in at least one country worldwide in which the product is made, used or sold (within the Non-Cellular Immunotherapy

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Field), or (2) use a process, equipment or device covered by a claim of Xcellerate Patent Rights in the country of use or (3) use the relevant “know-how” associated with the XcellerateTM Technology or the generation of Xcellerated T Cells TM.

Territory

(0007) “Territory” specified as: Australia, New Zealand, Afghanistan, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China (including Hong Kong), India, Indonesia, North Korea, South Korea, Laos, Malaysia, Mongolia, Nepal, Pakistan, Philippines, Singapore, Sri Lanka, Taiwan, Thailand, and Vietnam, as these borders exist today. The Territory shall expand to include the countries that may subsequently encompass any or all of each of the countries listed above. Notwithstanding anything to the contrary, in no event shall any Licensed Products be exported or embargoed to otherwise restricted countries or end users, in accordance with U.S. export control regulations.

Diligence

(0008) Within 12 months of TCTC’s US FDA approval of a Licensed Product in the Cellular Immunotherapy Field, Xcyte or its partners must initiate local registration and approval in worldwide markets outside the Territory. Unless Xcyte has a good business reason to not do so or has otherwise not secured the requisite regulatory approval or pricing authorization despite commercially reasonable efforts to do so, within 24 months, Xcyte or its licensees must actively market and sell such Licensed Products in the Cellular Immunotherapy Field outside the Territory or TCTC will have the right to market such Licensed Products in any country for which Xcyte or its licensees fails to market approved Licensed Products.

Japan

(0009) To the extent that Xcyte licenses the XcellerateTM Technology to a third party (“Japan Licensee”) to make, have made, use, import, sell, and offer for sale Licensed Products within the Cellular Immunotherapy Field in Japan, Xcyte shall pay TCTC a portion of any compensation received by Xcyte from a Japan Licensee as a result of such license based on the timing of such payments, as follows, provided that, TCTC has used and continues to use diligence and commercially reasonable efforts to develop, gain regulatory approval and commercialize and market Licensed Products. Xcyte may reasonably require sufficient evidence of such diligence and efforts prior to payment. In addition, TCTC will use reasonable efforts to assist Xcyte to license its technology in Japan.

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Date Such Payment Received	% of Payment
Payable by Xcyte	to TCTC

Within 9 months of the Effective Date of the Second Agreement	[*]

Within 10-18 months of the Effective Date of the Second Agreement	[*]

Within 19-27 months of the Effective Date of the Second Agreement	[*]

Within 28-36 months of the Effective Date of the Second Agreement	[*]

More than 36 months after the Effective Date of the Second Agreement	[*]

(0010) Notwithstanding the above, Xcyte shall not be obligated to pay to TCTC any portion of any amounts received from any Japan Licensee objectively attributable to research and development activities (market value) or amounts received from a Japan Licensee reasonably allocated to consideration for Xcyte equity, or the license or sublicense of any intellectual property other than the Xcellerate Patent Rights, or products other than the Licensed Products, or reimbursement for patent or other expenses. Any non-cash compensation received by Xcyte shall be valued at Fair Market Value, and TCTC’s share of the non-cash compensation may be paid to TCTC either in cash or in the same form of non-cash compensation that Xcyte received (at Xcyte’s sole discretion).

(0011) TCTC shall not be obligated to pay to Xcyte any portion of any amounts received from a Japan Licensee reasonably allocated to consideration for TCTC equity. In the event of a dissolution, liquidation or winding up of Xcyte, subject to applicable laws, court judgments or decrees and third party consents, Xcyte shall require as part of the initial agreement with that Japan Licensee that the above payments be made to TCTC directly for the remaining portion of the original term of the license. In addition, the parties agree to negotiate in good faith in the Second Agreement payments to TCTC in the event that Xcyte sets up its own operation or joint venture in Japan.

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(0012) To the extent not covered above, in the event that Xcyte shall receive revenues reasonably attributable to the Xcellerate™ Technology in or from Japan within the Cellular Immunotherapy Field, separate and apart from revenues from a Japan licensee, TCTC shall be entitled to share in such revenues in the same proportion as if those revenues had been received from a Japan licensee.

(0013) Xcyte and TCTC agree to negotiate in good faith in the Second Agreement terms that would protect TCTC’s share of compensation relating to the Xcellerate™ Technology in the Cellular Immunotherapy Field in Japan pursuant to the terms stated herein in the event of Xcyte’s dissolution, liquidation, cessation of business, or winding up.

Structure

(0014) TCTC has been established under the laws of Taiwan as an independent corporate entity based in Taiwan. In consideration for the license grant described herein, TCTC will pay Xcyte within 5 days of the closing of the Financing a lump-sum up-front payment in an exact amount of U.S. dollars needed to purchase [*]% of TCTC common stock as calculated after the completion of the Financing. Within one day of receiving the lump-sum up-front payment, Xcyte will use all of the lump-sum up-front payment to purchase such shares of stock from TCTC. TCTC will issue to Xcyte shares of TCTC common stock with rights and restrictions no less favorable than those given to other TCTC founders. The Financing will include TCTC shares and attached warrants for purchase of additional shares within one-year and two-year periods at prices above the per share price paid in this offering. Xcyte will not be receiving any warrants in connection with this Financing. The [*]% ownership will be calculated including all shares issued and outstanding at the closing of the Financing, but will not include the dilution resulting from the issuance of the shares underlying the warrants. In addition, at the time that the shares are issued, Xcyte must enter into a restricted stock agreement with TCTC which shall be identical to the restricted stock agreements between all other founders and TCTC. TCTC agrees that in no event shall the restrictions on Xcyte’s shares be worse than the most lenient restrictions on shares held by the other founders. [*] If and for so long as Xcyte does not have a representative on the TCTC board of directors, Xcyte shall have the right to attend the board of directors meetings as an observer and to receive at the same time, such information as is provided to other directors and notice and copies of all information furnished to directors in connection with all meetings of TCTC’s board of directors,

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(subject to reasonable confidentiality restrictions). TCTC shall assist Xcyte at Xcyte’s sole expense in finding a translator for the TCTC board meetings and for the information furnished to the directors in connection with all meetings of TCTC’s board of directors; however, TCTC assumes no further responsibility for the accuracy or timeliness of the translations of such meetings or materials. Xcyte shall have the right to receive quarterly written progress and financial reports in English. TCTC and Xcyte shall create a joint steering committee to coordinate manufacturing, quality systems, clinical development and marketing activities. The milestone payments in Section 0016 below are contingent on the payment of the lump-sum up-front payment from TCTC to Xcyte and Xcyte’s subsequent purchase of TCTC stock as set forth in this Section 0014.

Financing

(0015) As described above in Paragraph 11b (“Break-Up Fee”), on or prior to the Effective Date (which will be the Closing Date) of the Second Agreement, TCTC will raise a minimum of US$25 million (or binding commitments therefore) in an equity financing round (the “Financing”). Prior to the Effective Date of the Second Agreement, Xcyte shall have received either (1) commitment letter(s) to receive US$ 10 Million in any combination of equity financing, outside grants or license transaction payments (not including any TCTC payments) or (2) commitment letter(s) signed by at least three of Xcyte’s major investors to fund their pro rata share of such US$10 Million (taking into account outside grants or licensed transaction payments, not including TCTC payments) to Xcyte.

Financial Terms	(0016) Compensation to Xcyte will be paid for the following events:

(1) Within ten (10) days of the Effective Date of the Second Agreement – US[*];

(2) Completion of technology transfer – US[*];

(3) Xcyte holds pre-pivotal trial meeting with the U.S. FDA – US[*];

(4) Enrollment of first patient in TCTC clinical trial – US[*];

(5) Enrollment of first patient in Xcyte pivotal trial – US[*];

(0017) “Completion of technology transfer” shall mean the training of TCTC personnel in Seattle, WA (where at least three consecutive pilot runs have been successfully performed by the TCTC team), and the transfer of documentation and associated controls to TCTC adequate to practice the Xcellerate™

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Technology. Payments for this milestone will begin upon the signing of the Second Agreement based on expenses as they are incurred, pursuant to a scheduled budget provided to TCTC in advance. In no event shall any payment owed to Xcyte for the “Completion of technology transfer” be delayed because of TCTC’s failure to meet its obligations to complete such technology transfer or its failure to send qualified personnel for training (i.e. persons with training and/or education customary for similar positions in the U.S. biotechnology industry). Xcyte shall provide the names—and contacts of suppliers for the materials used in the manufacture, sale and marketing regarding the Xcellerate™ Technology, and will arrange for the meeting of TCTC personnel and the contacts of such suppliers at TCTC’s request and generally take all reasonable steps to facilitate TCTC’s use of such suppliers.

(0018) “Xcyte holds pre-pivotal trial meeting with the U.S. FDA” shall mean that Xcyte holds a pre-pivotal trial meeting with the U.S. FDA and, either (i) within 30 days of such meeting, Xcyte does not receive a written notice stating that Xcyte cannot proceed with a pivotal trial, or (ii) the U.S. FDA notifies and requires Xcyte to cure certain outstanding issues prior to moving forth with a pivotal trial, and Xcyte actually cures such issues. The parties agree that if the “pre-pivotal trial meeting” milestone is met prior to the signing of the Second Agreement, TCTC will make the milestone payment to Xcyte within ten (10) days of the Effective Date of the Second Agreement. “Enrollment of first patient in TCTC clinical trial” shall mean that either TCTC enrolls its first patient in a TCTC clinical trial, or six months passes since TCTC first receives the required regulatory permission to proceed with enrollment in a clinical trial.

(0019) The parties agree that milestones 1 through 5 are anticipated to occur within the first 12 months following the signing of the Second Agreement. Nothing in this Section shall be construed to alter, nullify or otherwise affect the obligations of either party set forth in Section 0016 above.

Royalty

(0020) TCTC will pay to Xcyte a [*]% royalty on annual Net Sales of all Licensed Products developed primarily by TCTC, which are commercialized by TCTC or its agents within the Cellular Immunotherapy Field in the Territory (and outside the Territory to the extent applicable pursuant to the “Diligence” section.).

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(0021) TCTC will pay to Xcyte a [*]% royalty on annual Net Sales of all Licensed Products developed primarily by TCTC, which are commercialized by TCTC or its agents within the Non-Cellular Immunotherapy Field worldwide, provided that if any such Licensed Products create royalty payment obligations for Xcyte to its sublicensors, TCTC agrees to compensate Xcyte in full for such royalty obligations in addition to the [*]% royalty.

(0022) A mutual royalty-bearing obligation (the “Mutual Royalty”) will be established between TCTC and Xcyte on Net Sales of Licensed Products in the Cellular Immunotherapy Field that are developed primarily by one party for specific clinical indications but sold by the other party in their territory for the same specific clinical indications as the first party’s products. Xcyte will pay to TCTC a [*]% Mutual Royalty on annual Net Sales of Licensed Products developed primarily by TCTC, and in compliance with Xcyte Quality Standards, for the same clinical indications that are commercialized by Xcyte or its agents worldwide. TCTC will pay to Xcyte a [*]% Mutual Royalty on annual Net Sales of all Licensed Products developed primarily by Xcyte that are commercialized by TCTC or its agents in the Territory for the same clinical indication that Xcyte is using for the Licensed Products. To the extent that, a party must perform additional clinical trials or research and development to sell the Licensed Products in their territory, then the Mutual Royalty owed on the Net Sales of such Licensed Product in the applicable territory shall be reduced by an appropriate proportional amount based on the amount of additional resources expended, and negotiated in good faith.

Each party will provide the other party access to all of its regulatory filings (and underlying data), relating to Licensed Products in the Cellular Immunotherapy Field, to the extent such filings and data (including raw data and relevant analyzed data generated) are necessary to support comparable filings by such other party with regulatory authorities in other jurisdictions, and such party is legally and contractually able to provide such access. In that connection, each party may cross-reference the regulatory filings of the other party, to the extent allowed under applicable laws. The data shall be provided in any form reasonably requested by the other party at no charge, provided that the data can be prepared in such form by such party through the use of existing data records and computer facilities with the expenditure of no more than 80 hours of effort, with the requesting party bearing the

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expense of expenditures beyond that in the selection and formatting of such data.

All regulatory filings with the U.S. FDA or other regulatory agencies outside of the Territory relating to Licensed Products in the Cellular Immunotherapy Field shall identify Xcyte as the sponsor, provided that if Xcyte does not intend to act as the sponsor, it shall so notify TCTC within 10 days of TCTC’s written request. If Xcyte fails to take substantive actions towards initiating the filing within 30 days of TCTC’s request, TCTC shall have the right to file for such approval directly. Notwithstanding anything to the contrary, Xcyte shall have the right in all cases to participate in all meetings with a governmental regulatory agency and promptly advise and approve all TCTC’s regulatory filings to be filed with the U.S. FDA or other regulatory agencies outside of the Territory relating to Licensed Products in the Cellular Immunotherapy Field, and both parties shall jointly own such regulatory filings. Xcyte shall have the right to review at least 30 days in advance all regulatory filings with the U.S. FDA or other regulatory agencies outside of the Territory relating to Licensed Products in the Non-Cellular Immunotherapy Field

(0023) In the event that one or more products in the Cellular Immunotherapy Field that is directly competitive with and in the same indication as TCTC’s Licensed Product are sold in such a country in the Territory, the portion of the aforementioned royalties payable to Xcyte on Licensed Products within the Cellular Immunotherapy Field and not payable by Xcyte to its sublicensors will be reduced on a country by country basis by [*] the percentage that the total of such sales of such one or more competing products represent of TCTC’s sales of relevant product of that country, but in no event shall this reduction result in less than payment of [*] of the payment otherwise due to Xcyte. Xcyte shall have the right, in the first instance, to enforce its patent rights in the Territory, but in the event it fails or declines to do so, the Second Agreement shall address TCTC’s ability to do so.

(0024) The royalties payable to Xcyte assume that Xcyte is required to pay [*]% for various in-licensed technology. In countries where the sublicense rate is lower than [*]%, the royalty payable to Xcyte by TCTC will be reduced by the same amount as of the Effective Date of the Agreement. In addition, subsequent to the Effective Date of the Agreement, if Xcyte negotiates a lower royalty rate for any Xcyte in-licensed technology, the aforementioned royalty rates payable to Xcyte by TCTC will be

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reduced by [*] of the savings, provided that if the reduction of royalty rates is due to one or more lump-sum payments that are otherwise not a royalty percentage of the amount of sales on the Licensed Product(s) made by Xcyte to its sublicensor(s), TCTC’s royalty rates to Xcyte will only be reduced if TCTC (at TCTC’s sole option) pays Xcyte [*]% of such lump-sum payments.

(0025) Royalties with respect to each Licensed Product in each country shall be payable for the period of time equal to the longer of (a) 15 years from the date of first commercial sale or (b) until the expiration of all covering patent claims in the XcellerateTM Technology in such country.

(0026) Royalties payable to Xcyte from sublicensed Licensed Products will be the same as if TCTC had sold the Licensed Product directly without a sublicense.

(0027) Net Sales shall be defined as total gross sales invoiced less all usual and customary returns, commissions, shipping charges, duties, taxes, and allowances. The obligation to pay royalties is imposed only once with respect to the same Licensed Product.

(0028) All royalty payments will be made on a quarterly basis in US dollars based on published currency exchange rates. Sales records will be available for audit.

Sublicense

(0029) TCTC shall have the right to sublicense the XcellerateTM Technology in the Cellular Immunotherapy Field in the Territory and in the Non-Cellular Immunotherapy Field worldwide with the prior written consent of Xcyte, which consent shall not be unreasonably withheld. TCTC will pay Xcyte a percentage of any sublicense initiation fee, milestone payments, equity investments or any other non-royalty payments owed to TCTC from sublicensees of XcellerateTM Technology based on the timing of such sublicense payments as set forth below. Any such sublicenses shall obligate the sublicensee to comply with the provisions of the Second Agreement and maintain the quality and safety of Licensed Products based on the XcellerateTM Technology.

Date Such Payment Received	% of Payment
Payable by TCTC	to Xcyte

Within 0-5 years of the Effective Date of the SecondAgreement	[*]

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Between 5 and 6 years of the Effective Date of the Second Agreement [*]

Between 6 and 7 years of the Effective Date of the Second Agreement [*]

Between 7 and 8 years of the Effective Date of the Second Agreement [*]

Between 8 and 9 years of the Effective Date of the Second Agreement [*]

Between 9 and 10 years of the Effective Date of the Second Agreement [*]

More than 10 years after the Effective Date of the Second Agreement [*]

Notwithstanding the above, TCTC shall not be obligated to pay to Xcyte any portion of any amounts received from any sublicensee objectively attributable to research and development activities (market value) or amounts received from a sublicensee reasonably allocated to consideration for TCTC equity, or the license or sublicense of any intellectual property other than the Xcellerate Patent Rights, or products other than the Licensed Products, or reimbursement for patent or other expenses. Any non-cash compensation received by TCTC shall be valued at Fair Market Value, and Xcyte’s share of the non-cash compensation may be paid to Xcyte either in cash or in the same form of non-cash compensation that TCTC received (at TCTC’s sole discretion).

Due Diligence

(0030) TCTC will use diligence and commercially reasonable efforts to develop, gain regulatory approval and commercialize and market Licensed Products in the Cellular Immunotherapy Field. TCTC will provide Xcyte with quarterly updates reporting progress in English with regard to TCTC’s efforts to develop and commercialize Licensed Products, including the activities by TCTC, its subsidiaries, sublicensees, business partners, independent contractors, and other agents, subject to confidentiality obligations.

Marketing	(0031) TCTC and its sublicensees, if any, will be solely responsible for marketing, sale and distribution of Licensed Products in the Territory and, when applicable, outside the

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Territory. For the Licensed Products in the Cellular Immunotherapy Field, Xcyte will support and TCTC will cooperate with Xcyte to ensure marketing positioning and the marketing message is reasonably consistent with Xcyte’s U.S. marketing to maintain reasonable continuity of promotion and a reasonable level of global branding. TCTC and its employees and agents must not use Xcyte’s name, “Xcellerate,” “Xcellerated T Cells”, any other trademarks or tradenames owned by Xcyte or any adaptation of the foregoing thereof without the prior written consent of Xcyte which consent will not be unreasonably withheld.

(0032) TCTC shall use best efforts to design all clinical trials relating to any Licensed Products to protect patient safety and demonstrate efficacy. TCTC shall not proceed with any clinical trials relating to any Licensed Product in the Cellular Immunotherapy Field until Xcyte has reasonably determined that such clinical trial (and its accompanying protocols, marketing strategy, etc.) will not interfere with U.S., European Community, or Japanese regulatory approvals or otherwise adversely affect the clinical development, regulatory approval or commercialization of Licensed Products in the U.S., German, Italian, Spanish, French, Benelux, Japanese markets or the markets of the United Kingdom. Following TCTC’s submission to Xcyte of the plans of such a clinical trial (and its accompanying protocols, marketing strategy, etc), Xcyte will notify TCTC in writing whether or not the clinical trial interferes with the above-described regulatory approvals or adversely affects the clinical development, regulatory approval, or commercialization of Licensed Products in the U.S., German, Italian, Spanish, French, Benelux, Japanese markets or the markets of the United Kingdom within 60 days of submission of the TCTC plans. TCTC shall provide a copy of the protocol for any clinical trial of Licensed Products in the Non-Cellular Immunotherapy Field to Xcyte for review at least 30 business days prior to the start of such clinical trial.

TCTC shall immediately notify Xcyte of any Serious Adverse Event or Unexpected Adverse Events (each as defined by the FDA at 21 CFR, part 312.32), which may occur during the course of any clinical trial involving Licensed Products in either the Cellular Immunotherapy Field or the Non-Cellular Immunotherapy Field. All such notifications will be promptly confirmed in writing.

Patent Rights

(0033) Xcyte shall own the entire right to improvements on the XcellerateTM Technology that are invented by Xcyte solely or jointly with TCTC. TCTC shall own the entire right to any improvements to the XcellerateTM Technology that are invented by

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TCTC without the co-inventorship of Xcyte (the “TCTC Improvements”), provided, however, that TCTC shall grant to Xcyte a fully-paid, royalty-free (except as stated below), perpetual, exclusive, worldwide license (excluding the Territory) to make, have made, use, import, sell, and offer for sale Licensed Products incorporating TCTC Improvements only in the Cellular Immunotherapy Field with the right to sublicense. To the extent that such TCTC Improvements relate to clinical indications for Licensed Products that are developed primarily by TCTC, such products bear a Mutual Royalty as set forth in this Appendix. The parties will negotiate in good faith additional royalty and/or other consideration for any TCTC Improvements that substantially improve the efficacy or substantially lower the manufacturing cost of a Licensed Product whether or not that Product already requires a Mutual Royalty payment to TCTC or does not require such a payment in the absence of the TCTC Improvements. If the parties cannot otherwise mutually agree, the Technical Dispute Resolution set forth below will be used to determine if the TCTC Improvements substantially improve the efficacy or substantially lower the manufacturing costs of the Licensed Product and the amount of additional royalties that should be paid to TCTC. The parties agree that minor improvements or optimizations will bear no additional royalty.

Patent Maintenance

(0034) Xcyte shall control and TCTC shall bear or reimburse all future reasonable costs of preparation, prosecution, and maintenance in the Territory of the Xcellerate Patent Rights to be licensed to TCTC pursuant to the Second Agreement upon the closing of the Second Agreement. For the period beginning on the Effective Date of this Agreement and the closing date of the Second Agreement, Xcyte shall pay such costs and TCTC shall reimburse such costs within ten (10) days after the close of the Second Agreement, provided that TCTC has approved such costs in advance in accordance with this Section. TCTC will not be obligated to bear or reimburse any such costs if the Second Agreement does not close. TCTC shall be copied in a timely manner on all material written correspondence and memoranda describing material oral correspondence will be prepared and sent to TCTC related to the preparation, prosecution, and maintenance of the Xcellerate Patent Rights between Xcyte and Xcyte’s attorney. TCTC retains the right to advise Xcyte regarding patent preparation, prosecution, and maintenance in a reasonable amount of time before the submission of any such documents or payments. In particular, Xcyte will notify TCTC in writing at least 30 days before the filing of an original, divisional, continuation, CIP, reissue, or reexamination filing in the U.S., a foreign original

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patent application (such as in Taiwan or other non-PCT country), a PCT filing, or a PCT national stage filing and will include an estimate of the cost of such a filing. TCTC will indicate in writing whether or not they will reimburse such filing costs within 15 days of receiving the written notice from Xcyte. TCTC will otherwise have the right to decline prosecution of any patent or application licensed to TCTC and such patents or applications will be excluded from the license in the relevant country. However, if TCTC has reimbursed Xcyte for filing, prosecution or maintenance fees for a particular patent or application in Australia, China (including Hong Kong), Singapore, South Korea and Taiwan (hereafter the “Major Countries”) and continues to do so, or if TCTC has reimbursed Xcyte for filing, prosecution, or maintenance fees for all of the Major Countries in which Xcyte has filed (without abandonment) or legitimately proposes to file a particular patent, and continues to do so, then neither Xcyte nor its licensees or assigns will enforce the corresponding patent or application or otherwise seek relief against TCTC or its licensees, assigns, distributors, importers, exporters or customers for any past, present or future act of making, have made, selling, importing, exporting or using any Licensed Product in a country in the Territory other than the Major Countries (hereafter “Minor Countries”) subsequent to the time that TCTC declines to reimburse Xcyte for the preparation, prosecution or maintenance costs of a particular patent or application in that Minor Country. Furthermore, neither Xcyte nor its licensees or assigns will enforce such patent or application or otherwise seek relief against TCTC or its licensees, assigns, distributors, importers, exporters or customers for any past, present or future act of making, have made, selling, importing, exporting or using the Know-How in that Minor Country.

Legal/Regulatory Compliance	(0035) TCTC shall comply with all regulations and laws in each country in which it operates.

Second Agreement

(0036) The Second Agreement, which shall be drafted by either Xcyte or TCTC’s counsel (to be mutually determined in good faith), and which shall be subject, in all respects, to the approval of both parties and their respective counsels, shall contain reasonable and customary terms which address, at a minimum: Assignment; Term and Termination; Indemnification for patent infringement or violation of trade secrets; Infringement and Litigation; Xcyte and TCTC Development Obligations; Payment terms; Reports and audits; Perfection of TCTC technology rights in the event of Xcyte bankruptcy, insolvency, liquidation, or forced sale of Xcyte to another party; Disclaimer of Warranties, Indemnification by TCTC and by Xcyte; Adherence to Quality

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Standards; Insurance (product liability and personal injury); General and Technical Dispute Resolution through binding arbitration; Xcyte Development Obligations; and Due Diligence. Furthermore, subject to applicable laws, judgments, and other similar restrictions, the Second Agreement shall provide for the continuation of sublicenses from Xcyte’s suppliers to TCTC for components and materials necessary to practice the Xcellerate™ Technology in the event that Xctye closes, files for bankruptcy or otherwise ceases doing business. Alternatively, subject to applicable laws, judgments, and other similar restrictions, Xcyte must provide in the Second Agreement for the transfer of such sublicenses from the suppliers to TCTC before Xcyte closes, files for bankruptcy or otherwise ceases doing business.

(0037) In addition, the Second Agreement shall include a representation by TCTC that the requisite funds for the Financing have been committed by investors, and shall also contain the Break-Up Fee defined in the Agreement.

General Dispute Resolution

(0038) If the parties themselves cannot mutually resolve a dispute with regard to this Agreement and the Second Agreement, and the issue is not technical in nature, the issue shall be decided by binding arbitration according to the rules of the American Arbitration Association (“AAA”) in Taipei, Taiwan, if Xcyte is the party initiating arbitration, and in Seattle, Washington, if TCTC is the party initiating arbitration. The arbitration shall be conducted by a single arbitrator mutually chosen by the parties. If one of the parties does not agree with using a single arbitrator, the arbitration will be conducted by a panel of three arbitrators appointed in accordance with AAA rules. All arbitration proceedings and decisions will be in English.

Technical Dispute Resolution

(0039) If the issue is scientific, regulatory or marketing (“technical”) in nature regarding either the Agreement or the Second Agreement and cannot be resolved by the parties respective officers, the parties agree to submit such technical issue to an independent three-member board for resolution. The three-member board shall consist of one independent technical consultant in the scientific, regulatory or marketing field, as is appropriate to the nature of the issue, designated by each party. The two such designated technical consultants selecting a third independent consultant in the same field to comprise the three-member technical board. The decision of the three-member board shall be binding upon the parties.

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Indemnification for Patent Infringement

(0040) In the event of a claim of infringement of patents by third parties in the practice of Xcellerate Patent Rights by TCTC, Xcyte agrees to negotiate in good faith in the Second Agreement a process to either indemnify, defend, reduce the royalty or otherwise resolve the issue.

Xcyte Development Obligations

(0041) TCTC is entering into this Agreement in the expectation that Xcyte will diligently pursue regulatory approval of certain Licensed Products with the U.S. FDA. There are milestones which are payable upon completion of identified events which represent partial payment for the license. However, TCTC will only receive full value for its license payments if Xcyte is successful in obtaining U.S. FDA approval for several Products. Consequently, during the period (the “Inactive Period”) that Xcyte or its successors, agents, or assigns has failed to use reasonable efforts for at least six (6) months out of the immediately preceding two (2) years to pursue its first U.S. FDA approval of Licensed Products before achieving the first U.S. FDA Product approval, (A) TCTC’s obligations to pay royalties will be permanently reduced to paying a royalty equal to Xcyte’s payment obligations on Xcellerate Patent Rights for all remaining periods covered by this license agreement and (B) TCTC shall have the right to access clinical data and FDA regulatory filings related to Xcyte products in the Cellular Immunotherapy Field owned by Xcyte. During the Inactive Period, Xcyte shall not prevent TCTC or its agent from pursuing FDA approval on such products, provided that TCTC or its agent provides Xcyte prior written notice of its intentions and meets standards customary for established U.S. pharmaceutical companies when pursuing such approval. TCTC’s rights pursuant to this Section shall be subject to Xcyte’s and TCTC’s obligations under applicable agreements, laws and regulations.

Tax Exemption

(0042) Xcyte is entering into this Agreement with the expectation that TCTC will make certain milestone, royalty and sublicense payments to Xcyte in exchange for its grant of valuable intellectual property rights to TCTC. TCTC acknowledges that Xcyte will only receive full value for its license grant to TCTC herein if the payments to be made to Xcyte stated herein are not subject to the 20% Taiwan withholding tax. Therefore, as a condition to Xcyte entering into the Second Agreement, TCTC shall use best efforts to assist Xcyte in securing any necessary exemptions from the applicable tax authorities, at Xcyte’s cost, to ensure that the payments to be made to Xcyte pursuant to this Collaboration shall be exempt from Taiwan withholding taxes. Xcyte will use its best efforts in obtaining such tax exempt status.

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EXHIBIT A

Form of Confidentiality Agreement

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (the “Agreement”) is made as of June         , 2003 by and between Xcyte Therapies, Inc., a Delaware corporation (the “Company”), and Taiwan Cell Therapy Company (“Second Party”).

1. Purpose. The Company and Second Party wish to explore a possible business opportunity of mutual interest (the “Relationship”) in connection with which each party has disclosed and/or may further disclose its Confidential Information (as defined below) to the other. This Agreement is intended to allow the parties to continue to discuss and evaluate the Relationship while protecting each party’s Confidential Information (including Confidential Information previously disclosed to the other party) against unauthorized use or disclosure.

2. Definition of Confidential Information. “Confidential Information” means any oral, written, graphic or machine-readable information including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, regulatory information, medical reports, clinical data and analysis, reagents, cell lines, biological materials, chemical formulas, business plans, agreements with third parties, services, customers, marketing or finances of the disclosing party.

3. Nondisclosure of Confidential Information

(a) The Company and Second Party each agree not to use any Confidential Information disclosed to it by the other party for its own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Relationship. Neither party shall disclose or permit disclosure of any Confidential Information of the other party to third parties or to employees of the party receiving Confidential Information, other than directors, officers, employees, consultants and agents who are required to have the information in order to carry out the discussions regarding the Relationship. Each party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the same degree of care that the receiving party utilizes to protect its own Confidential Information of a similar nature, which shall be no less than reasonable care. Each party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing party that may come to the receiving party’s attention.

(b) Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

4. Return of Materials. Any materials or documents that have been furnished by one party to the other in connection with the Relationship shall be promptly returned by the receiving party,

accompanied by all copies of such documentation, within ten (10) days after the written request of the disclosing party.

5. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of either party, nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information other than the limited right to review such Confidential Information solely for the purpose of determining whether to enter into the Relationship.

6. Term. The foregoing commitments of each party shall survive any termination of the Relationship between the parties, and shall continue for a period terminating on the later to occur of the date (a) five (5) years following the date of this Agreement or (b) three (3) years from the date on which Confidential Information is last disclosed under this Agreement.

7. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that Confidential Information of the disclosing party may not be assigned without the prior written consent of the disclosing party unless the assignee shall be the successor entity to the assignor upon the dissolution of the assignor in its present form.

8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.

9. Governing Law; Remedies. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. The Company and Second Party each agree and acknowledge that any such violation or threatened violation of this Agreement shall cause irreparable injury to the disclosing party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the receiving party, without the necessity of proving actual damages.

10. Amendment and Waiver; Counterparts. Any term of this Agreement may be amended with the written consent of the Company and Second Party, and shall be binding upon the parties and their respective successors and assigns. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by such party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11. Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof.

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The parties have executed this Mutual Nondisclosure Agreement as of the date first above written.

XCYTE THERAPIES, INC.

By:

Name	Ronald J. Berenson, M.D.

(print)
Title:	President and Chief Executive Officer

Address:	1124 Columbia Street, Suite 130

Seattle, Washington 98104

SECOND PARTY

By:

Name:

(print)
Title:

Address:	12th Floor, 156 Min Sheng E. Road,

Sec. 3, Taipei, Taiwan

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EXHIBIT B

Patent and Patent Applications

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[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.